Filed Pursuant to Rule 424(b)(3)
Registration No. 333-268980

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated February 14, 2023)

FOXO Technologies Inc.

Up to 10,062,500 Shares of

Class A Common Stock Issuable Upon

Exercise of Public Warrants

Up to 316,250 Shares of

Class A Common Stock Issuable Upon

Exercise of Private Warrants

Up to 1,905,853 Shares of

Class A Common Stock Issuable Upon

Exercise of Assumed Warrants

Up to 5,063,750 Shares of Class A Common Stock

Up to 316,250 Private Warrants to

Purchase Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated February 14, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-268980) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on March 20, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of up to (i) 10,062,500 shares of our Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), issuable upon the exercise of 10,062,500 publicly-traded warrants with an exercise price of $11.50 per share (the “Public Warrants”), which were originally issued by Delwinds (as defined in the Prospectus) as part of its initial public offering of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, (ii) 316,250 shares of our Class A Common Stock issuable upon the exercise of 316,250 private warrants (the “Private Warrants”) with an exercise price of $11.50 per share, which were originally issued to DIAC Sponsor LLC (the “Sponsor”) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) in a private placement of units at a purchase price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) 1,905,853 shares of Class A Common Stock issuable upon the exercise of 1,905,853 warrants at an exercise price of $6.21 per share, which were originally issued to accredited investors by Legacy FOXO (as defined in the Prospectus) in a private placement of convertible debentures and warrants and assumed by us pursuant to the Business Combination (as defined in the Prospectus).

The Prospectus and this prospectus supplement also relate to the potential offer and resale from time to time by the selling securityholders named in the Prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to 5,380,000 shares of Class A Common Stock, which consists of (i) 4,431,250 shares of Class A Common Stock, which were originally issued to the Sponsor in the form of Founder Shares (as defined in the Prospectus) (and such securities were subsequently distributed for no additional consideration to the members of the Sponsor, upon the Sponsor’s dissolution and distribution of all of its assets, including these securities) at an initial purchase price of approximately $0.004 per share, (ii) 632,500 shares of Class A Common Stock, which were originally issued to the Sponsor (and subsequently distributed to the permitted transferees of the Sponsor) in a private placement of units at a price of $10.00 per unit, with each unit consisting of one share of Class A Common Stock and one-half of one redeemable warrant, and (iii) up to 316,250 shares of our Class A Common Stock issuable upon exercise of 316,250 Private Warrants held by the members of the Sponsor at an exercise price of $11.50 per share and (b) up to 316,250 Private Warrants held by the members of the Sponsor to purchase up to 316,250 shares of Class A Common Stock at an exercise price of $11.50 per share. We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders.

Our Class A Common Stock and Public Warrants are currently listed on the NYSE American LLC under the symbols “FOXO” and “FOXO WS,” respectively. On March 20, 2023, the closing price of our Class A Common Stock was $0.3210 and the closing price for our Public Warrants was $0.05.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 10 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 20, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): March 3, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Warrants, each warrant exercisable for one share of Class A Common Stock for $11.50 per share	FOXO WS	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

On March 3, 2023, FOXO Technologies Inc. (the “Company”) received a document request from the U.S. Securities and Exchange Commission (the “SEC”) indicating that the SEC was conducting an investigation regarding the Company and sought documents concerning (1) Jon Sabes’ termination as CEO, (2) Jon Sabes’ resignation from the Company’s board of directors, and (3) Steven Sabes’ termination as COO, and is voluntarily responding to the SEC’s request. According to the SEC’s request, its investigation does not mean that the SEC has concluded that anyone violated the law or that the SEC has a negative opinion of the Company or any person, event, or security. At this point, the Company cannot predict the eventual scope, duration or outcome of this matter.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

By:	/s/ Tyler Danielson
	Name:	Tyler Danielson
	Title:	Interim Chief Executive Officer

Date: March 20, 2023

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